EXHIBIT 23.4
CONSENT OF ROSEN CONSULTING GROUP
     We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Schottenstein Realty Trust, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”) and the references to the Rosen Consulting Group Market Study prepared for Schottenstein Realty Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Retail Industry Overview” and “Experts” in the Registration Statement.
Dated: December 20, 2010

ROSEN CONSULTING GROUP

By:	/s/ Andrea Cross

Name:	Andrea Cross
Title:	Senior Vice President